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Exhibit 10.13

STOCK PURCHASE AGREEMENT
BY AND AMONG
MEDICALOGIC, INC., as Buyer
and
BRYAN D. HIXSON, and
HAROLD HARTSELL, as Sellers,
and
ANYWHEREMD.COM, INC.
dated as of April 17, 2000

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6.	Post-Closing Covenants
	6.1	General	36
	6.2	Litigation Support	36
	6.3	Access to Records and Files	36
	6.4	Sellers' Health and Welfare Benefits	36
	6.5	Company Operating Budget and Salaries	37
	6.6	Hixson Healthcare, Inc. — Auto-DOC; Royalty Agreements	37
	6.7	Non-Compete	37
7.	Conditions to Obligation to Close
	7.1	Conditions to Obligation of the Buyer	38
	7.2	Conditions to Obligation of the Sellers	39
8.	Remedies for Breaches of This Agreement
	8.1	Survival of Representations and Warranties	40
	8.2	Indemnification Provisions for Benefit of the Buyer	40
	8.3	Indemnification Provisions for Benefit of the Sellers	41
	8.4	Matters Involving Third Parties	41
	8.5	Determination of Adverse Consequences	42
	8.6	Exclusive Remedy	42
9.	Cooperation on Tax Matters
	9.1	Pre-Closing Returns	42
	9.2	Post-Closing Returns	42
	9.3	Government Certificates	43
	9.4	Section 6043 Reports	43
10.	Termination
	10.1	Termination of Agreement	43
	10.2	Effect of Termination	43
11.	Miscellaneous
	11.1	Press Releases and Public Announcements	44
	11.2	No Third Party Beneficiaries	44
	11.3	Entire Agreement	44
	11.4	Succession and Assignment	44
	11.5	Counterparts	44
	11.6	Headings	44
	11.7	Notices	44
	11.8	Governing Law	45
	11.9	Dispute Resolution	45
	11.10	Amendments and Waivers	46
	11.11	Severability	46
	11.12	Expenses	46
	11.13	Construction	47
	11.14	Incorporation of Exhibits and Schedules	47

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LIST OF SCHEDULES AND EXHIBITS

Exhibits
Exhibit A	Hixson Asset Purchase Agreement
Exhibit B-1	Form of Opinion of Sellers' Counsel
Exhibit B-2	Form of Opinion of Buyers' Counsel
Exhibit C	Employment Agreement
Exhibit D	Escrow Agreement
Schedules
Schedule 3.1(b)	Non-Contravention
Schedule 3.1(d)	Company Shares
Schedule 4.1	Organization and Qualification
Schedule 4.5	No Conflict
Schedule 4.6	Consents
Schedule 4.7	Company Financial Statements
Schedule 4.8	No Undisclosed Liabilities
Schedule 4.9	No Changes
Schedule 4.9(i)	No Changes; Agreements
Schedule 4.10	Tax Returns and Audits
Schedule 4.12(a)	Title to Properties; Absence of Liens and Encumbrances; Real Property
Schedule 4.12(c)	Title to Properties; Asset Condition
Schedule 4.12(b)	Title to Properties; Absence of Liens and Encumbrances; Leased Property
Schedule 4.13	Governmental Authorizations
Schedule 4.14	Intellectual Property
Schedule 4.14(b)	Registered Intellectual Property Rights
Schedule 4.14(c)	Registered Intellectual Property Rights; Action
Schedule 4.14(d)	Valid Company Intellectual Property
Schedule 4.14(e)	Company Intellectual Property; Liens
Schedule 4.14(f)	Company Intellectual Property; Transferable
Schedule 4.14(h)	Company Intellectual Property; Third Party
Schedule 4.14(j)	Company Intellectual Property; Improvements
Schedule 4.14(l)	Company Intellectual Property; Breach of Contract
Schedule 4.14(m)	Company Intellectual Property; Obligation or Duty to Warrant
Schedule 4.14(s)	Company Intellectual Property; Conduct of the Business
Schedule 4.14(t)	Company Intellectual Property; Royalties
Schedule 4.15	Product Warranties; Defects; Liabilities
Schedule 4.16(a)	Agreements, Contracts and Commitments; Collective Bargaining
Schedule 4.16(b)	Agreements, Contracts and Commitments; Breach
Schedule 4.24(b)	Company Employee Plan and Employee Agreements
Schedule 4.24(d)	Employee Plan Compliance
Schedule 4.24(g)	No Post-Employment Obligations
Schedule 4.24(i)(i)	Effect of Transaction; Current or Future Payment
Schedule 4.24(i)(ii)	Parachute Payment
Schedule 4.24(j)	Employment Matters
Schedule 4.24(k)	Labor
Schedule 4.25	Bank Accounts

iii

STOCK PURCHASE AGREEMENT

    This Stock Purchase Agreement is entered into as of April 17, 2000, by and among MedicaLogic, Inc., an Oregon corporation (the "Buyer"), AnywhereMD.com, Inc., a California corporation (the "Company"), and Bryan Hixson and Harold Hartsell (each a "Seller," and collectively the "Sellers"). The Buyer, the Sellers and the Company are referred to collectively in this Agreement as the "Parties".

    The Sellers own all of the outstanding capital stock of the Company. This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Company for the consideration described herein.

    NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties and covenants contained in this Agreement, the Parties hereto agree as follows:

1. Definitions.

    "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

    "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

    "Applicable Rate" means the prime rate of interest publicly announced from time to time by U.S. Bank National Association in Portland, Oregon.

    "Attorney Records" means with respect to any Seller or the Company, all of the books, files, documents, and records of attorneys or accountants relating to their respective representations in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated by this Agreement.

    "Buyer" has the meaning set forth in the preface above.

    "Closing" has the meaning set forth in Section 2.5 below.

    "Closing Date" has the meaning set forth in Section 2.5 below.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Company" has the meaning set forth in the preface above.

    "Company Authorizations" has the meaning set forth in Section 4.13 below.

    "Company Common Stock" has the meaning set forth in Section 4.3(a) below.

    "Company Financials" has the meaning set forth in Section 4.7 below.

    "Company Intellectual Property" has the meaning set forth in Section 4.14(a)(iii) below.

    "Company Registered Intellectual Property Rights" has the meaning set forth in Section 4.14(b) below.

    "Company Share(s)" means any share of the capital stock of the Company.

    "Confidential Information" means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

    "Conflict" has the meaning set forth in Section 4.5 below.

    "Contingent Purchase Price" has the meaning set forth in Section 2.3 below.

    "Contract" has the meaning set forth in Section 4.16 below.

    "Copyrights" has the meaning set forth in Section 4.14(a)(ii) below.

    "Current Company Balance Sheet" has the meaning set forth in Section 4.7 below.

    "Disclosure Schedule" means any one of the Disclosure Schedules referred to in Sections 3.1, 3.2 and 4 below.

    "Employment Agreement" means the Employment Agreement with each of the Sellers in the form attached as Exhibit C.

    "Environmental Claim" has the meaning set forth in Section 4.22 below.

    "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Clean Water Act and the Occupational Safety and Health Act of 1970, each as amended, together with all equivalent or comparable state laws concerning pollution or protection of the environment, or employee health and safety.

    "Environmental Laws" has the meaning set forth in Section 4.22 below.

    "Escrow Agent" means West Coast Trust Co., Inc., dba West Coast Trust in its capacity as an escrow agent under the Escrow Agreement.

    "Escrow Agreement" means the escrow agreement with respect to the Holdback, by and among the Buyer, the Sellers and the Escrow Agent, a copy of which is attached hereto as Exhibit D.

    "Funded Debt" means as applied to the Company on a consolidated basis, without duplication, (i) indebtedness for borrowed money, and (ii) obligations evidenced by notes, bonds, debentures or similar instruments.

    "Governmental Entity" has the meaning set forth in Section 4.6 below.

    "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "Hazardous Materials" has the meaning set forth in Section 4.22 below.

    "Hixson" means Hixson HealthCare Corporation, a California corporation.

    "Hixson Acquisition" has the meaning set forth in Section 5.8.

    "Hixson Agreement" has the meaning set forth in Section 5.8.

    "Holdback" has the meaning set forth in Section 2.2(c).

    "Indemnified Party" has the meaning set forth in Section 8.4(a) below.

    "Indemnifying Party" has the meaning set forth in Section 8.4(a) below.

    "Intellectual Property Rights" has the meaning set forth in Section 4.14(a)(ii) below.

    "Liens" has the meaning set forth in Section 4.10(b)(vii) below.

    "Maskworks" has the meaning set forth in Section 4.14(a)(ii) below.

    "Material Adverse Change" has the meaning set forth in Section 4 below.

    "Material Adverse Effect" has the meaning set forth in Section 4 below.

    "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "Party" has the meaning set forth in the preface above.

    "Patents" has the meaning set forth in Section 4.14(a)(ii) below.

    "Performance Contingencies" has the meaning set forth in Section 2.3 below.

    "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

    "Pro Rata Basis" means an allocation among the Sellers in proportion to their respective holdings of the Company Shares as set forth on Section 3.1(d) of the Disclosure Schedules.

    "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

    "PTO" has the meaning set forth in Section 4.14(b) below.

    "Purchase Price" has the meaning set forth in Section 2.2(a) below.

    "Registered Intellectual Property Rights" has the meaning set forth in Section 4.14(a)(iv) below.

    "Reportable Event" has the meaning set forth in ERISA Section 4043.

    "Returns" has the meaning set forth in Section 4.10(b)(i) below.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Seller(s)" has the meaning set forth in the preface above.

    "Small Business Status" has the meaning set forth in Section 4.14(c) below.

    "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

    "Taxes" has the meaning set forth in Section 4.10(a) below.

    "Technology" has the meaning set forth in Section 4.14(a)(i) below.

    "Technology Sale Agreement" shall mean that certain Technology Sale Agreement by and among Harold Hartsell and the Company relating to, among other things, Mr. Hartsell's sale of certain source code to Company.

    "Third Party Claim" has the meaning set forth in Section 8.4(a) below.

    "Trademarks" has the meaning set forth in Section 4.14(a)(ii) below.

2. Purchase and Sale of Company Shares.

    2.1 Basic Transaction. Upon and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, all of their Company Shares for the consideration specified below in this Section 2.

    2.2 Purchase Price.

      (a) The purchase price for the Company Shares (the "Purchase Price") shall be $7,000,000 in cash, less the Holdback, the treatment of which shall be governed by Section 2.2(c) below. Sellers shall also be eligible to receive the Contingent Purchase Price described in Section 2.3.

      (b) At the Closing, the Buyer shall pay the Purchase Price to the Sellers on a Pro Rata Basis by wire transfer of immediately available funds, (A) less the amount of Funded Debt as determined by the Current Company Balance Sheet (the Buyer shall pay in full each creditor of Funded Debt, subject to Section 5.7 of this Agreement), and (B) less the Holdback.

      (c) The Buyer shall withhold from the Purchase Price the amount of $700,000 (the "Holdback"), and deposit such funds into the account contemplated by the Escrow Agreement on or before the Closing Date. The escrowed funds shall be available to Buyer for indemnification claims under Section 8 in accordance with the terms of the Escrow Agreement.

    2.3 Contingent Purchase Price. After the Closing Date, the Sellers shall be eligible to receive up to 600,000 shares (which may be subject to adjustment as provided in Section 2.4(d) below) of registered Buyer common stock (the "Contingent Purchase Price") to be earned, if at all, based on the achievement of the following operational and performance targets (collectively, the "Performance Contingencies"):

      (a) 125,000 shares if the Sellers (with reasonable assistance from Buyer) successfully complete production of the prescription writing, drug information, clinical content and real-time advertising components of its Palm® OS devices application within 60 days of receiving a specifications document from Buyer. The specifications document will be sufficiently detailed to enable the Sellers to develop the features and functionality described in this section and will be supplied to the Sellers within ten (10) business days of the Closing Date. It is anticipated that the specifications document will be created with the input of the Sellers, through e-mail correspondence and face-to-face meetings.

      (b) 100,000 shares if the Sellers (with reasonable assistance from Buyer) successfully complete production of the super bill, lab results and referrals management components of its Palm® OS devices application within 90 days of receiving a specifications document from the Buyer. The specifications document will be sufficiently detailed to enable the Sellers to develop the features and functionality described in this section and will be supplied to the Sellers within a reasonable period of time after the completion of the functionality described in (a) above. It is anticipated that the specifications document will be created with the input of the Sellers, through e-mail correspondence and face-to-face meetings.

      (c) 75,000 shares if the Sellers (with reasonable assistance from Buyer) successfully complete production of the EMR-lite component of its Palm® OS devices application within 90 days of receiving a specifications document from the Buyer. The specifications document will be sufficiently detailed to enable the Sellers to develop the features and functionality described in this section and will be supplied to the Seller within a reasonable period of time after the completion of the functionality described in (b) above. It is anticipated that the specifications document will be created with the input of the Sellers, through e-mail correspondence and face-to-face meetings.

      (d) 150,000 shares if the Sellers and Buyer are successful in deploying 20,000 hand-held units (Palm® OS or Windows® CE-based) to physicians or nurse practitioners for purposes of utilizing parts or all of the functionality outlined in Section 2.3(a), (b) or (c) above.

      (e) 50,000 shares at the end of each of the first three years of their employment term under the Employment Agreements (each, an "Anniversary Date") (for a total of 150,000 shares in the aggregate) if both Sellers (or, to the limited extent set forth in the Employment Agreements, at least one Seller) has remained continuously employed by the Company, Buyer or Buyer's affiliates, for such year (each, an "Employment Year").

      (f)  The time requirements set forth in (a), (b) and (c) above shall apply only to the time it takes the Sellers to develop the application functionality described and not any additional time required for other activities undertaken by anyone not under the control and direction of the

  Sellers which inhibits or delays development, including without limitation, testing, marketing and implementation planning prior to commercial launch, nor shall the time requirement apply to any delay that may result from the inability to integrate any functionality with the back-end/database due to the unavailability or incompleteness of such back-end/database. The functionality requirements set forth in (a), (b) and (c) above shall also be subject to reasonable technical limitations of the Palm® OS operating system and related devices. If the time commitments described above are not met due to the technical limitations of the Palm® OS operating system and related devices, the Buyer will redefine the functionality thereof so that the application will fit within such technical specifications, and the Buyer shall extend the time period for the achievement of such goal for 30 days or other reasonable extension of such time period. The Performance Contingencies set forth in (a), (b) and (c) above shall be limited to developing the hand-held client applications and interfaces only, and the Buyer shall assume responsibility for back-end/database development. So long as Buyer provides the Sellers with reasonable prior notice, Buyer reserves the right to require completion of the Performance Contingency set forth in (c) prior to completion of the Performance Contingency set forth in (b). Any such change shall not reduce the time periods allowed to the Sellers for fulfillment of such Performance Contingencies. The Parties acknowledge that the deliverables outlined in (a), (b) and (c) above are subject to change based on changing market and/or technological conditions. If such conditions change in a way that materially affects the Sellers, in Buyer's sole discretion, the Parties agree to make reasonable best efforts to redefine these deliverables accordingly for purposes of restructuring such earn-outs; provided, however, that no such restructuring of the earn-outs shall have any impact on any Contingent Purchase Price earned as a result of any Performance Contingency which (except for the commercial launch of the units) has already been fully or substantially fulfilled. Buyer shall retain final approval regarding hiring additional technical resources to achieve these targets, but agrees to the following additional technical resources: (i) 2.0 FTE (Palm® OS); and (ii) potentially 1.0 FTE (Windows® CE). The Parties also acknowledge that nothing herein shall prevent the Buyer from making changes in the corporate structure of the Company or by assigning, subject to the limits set forth in the Employment Agreements, the Sellers to work for the Buyer or Buyer's affiliates; provided that no such change shall prevent the Sellers from having an opportunity to fulfill the terms of the earn-outs and that the parties will use reasonable best efforts to restructure the earn-outs to account for such change.

      (g) Notwithstanding the time requirements set forth in (a), (b) or (c) above, such earn-outs are contingent on commercial launch of hand-held units utilizing part or all of the functionality outlined therein and shall not be paid until commercial launch has occurred. The Sellers agree to use reasonable efforts to assist in the provision of technical support, and completion of the commercial launch, of each application.

      (h) Except to the limited extent set forth in the Employment Agreements for that portion of the Contingent Purchase Price earned pursuant to section (e) above, the Contingent Purchase Price shall be paid to the Sellers on a Pro-Rata Basis.

      (i)  A Seller shall be entitled to his portion of a Contingent Purchase Price payment only if it is earned while he is still employed by the Buyer under his Employment Agreement or after the expiration of the Term (as defined in the Employment Agreement), unless his termination of employment is by the Buyer without cause or by reason of his death or Disability (as defined in the Employment Agreement).

2.4 Notice of Performance; Adjustments to Number of Shares.

      (a) When Sellers believe that one or more of the Performance Contingencies have been achieved, they will transmit a written Request for Performance Contingency Determination to Buyer. If the Buyer determines, in its reasonable judgment, that any of the Performance

  Contingencies (other than the commercial launch of the application) have been fulfilled in a timely manner, then within 15 days from the receipt of the Request for Performance Contingency Determination, Buyer will provide the Sellers with a written confirmation relating to the fulfillment of such Performance Contingency.

      (b) Subject to the limitations in Section 2.4(c) below, Buyer will cause certificates representing the Contingent Purchase Price shares to be issued within 30 days following the Anniversary Date for any Contingent Purchase Price earned during the immediately preceding Employment Year.

      (c) Not more than 200,000 shares shall be paid as the Contingent Purchase Price in any one year Employment Year, provided, however, that shares earned in excess of 200,000 in any year shall be issued in the following Employment Year. Notwithstanding the foregoing, if the Buyer terminates the Sellers during the term of the Employment Agreements without cause, then all earned shares shall be issued within 30 days of such termination, and any shares payable through the fourth anniversary date shall be issued within 60 days following the occurrence of the last event necessary for the fulfillment of each Performance Contingency.

      (d) The number and type of securities issued in payment of the Contingent Purchase Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

        (i)  Adjustment for Stock Splits and Combinations. If the Buyer, at any time or from time to time after the date hereof, effects a subdivision of the outstanding common stock of the Buyer (the "Buyer's Common Stock"), the number of shares issued in payment of the Contingent Purchase Price in effect immediately before that subdivision shall be proportionately increased, and conversely, if the Buyer, at any time or from time to time after the date hereof, combines the outstanding shares of the Buyer's Common Stock into a smaller number of shares, the number of shares issued in payment of the Contingent Purchase Price then in effect immediately before the combination shall be proportionately decreased.

        (ii) Adjustment for Certain Dividends and Distributions. If the Buyer at any time or from time to time after the date hereof makes, or fixes a record date for the determination of holders of the Buyer's Common Stock entitled to receive, without payment therefor, a dividend or other distribution payable in additional shares of the Buyer's Common Stock, then and in each such event the number of shares issued in payment of the Contingent Purchase Price then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying such the number of shares issued in payment of the Contingent Purchase Price then in effect by a fraction (i) the numerator of which shall be the total number of shares of the Buyer's Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of the Buyer's Common Stock issuable in payment of such dividend or distribution and (ii) the denominator of which is the total number of shares of the Buyer's Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

        (iii) Adjustments for Other Dividends and Distributions. In the event the Buyer, at any time or from time to time after the date hereof, makes, or fixes a record date for the determination of holders of the Buyer's Common Stock entitled to receive, without payment therefor, a dividend or other distribution payable in securities of the Buyer other than shares of the Buyer's Common Stock, then and in each such event provision shall be made so that the Sellers shall receive, in addition to the number of shares of the Buyer's Common Stock issued in payment of the Contingent Purchase Price, the amount of securities of the Buyer that they would have received had the number of shares of the Buyer's Common Stock issued in payment of the Contingent Purchase Price been issued in full on the date of such event and had the Sellers thereafter, during the period from the date of such event to and including the exercise date, retained such securities, receivable by them as aforesaid during such period.

        (iv) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time after the date hereof, the Buyer's Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 2.4(d)), then and in any such event the Sellers shall have the right to receive upon the payment of the Contingent Purchase Price the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by a holder of the number of shares of the Buyer's Common Stock which otherwise would have been issued in payment of the Contingent Purchase Price if due and payable immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

        (v) Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the date hereof, there is a capital reorganization of the Buyer's Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 2.4(d)), then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Sellers shall thereafter be entitled to receive upon the payment of the Contingent Purchase Price the number of shares of stock or other securities or property to which a holder of the number of shares of the Buyer's Common Stock otherwise deliverable upon the payment of the Contingent Purchase Price would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2.4(d) with respect to the rights of the Sellers after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 2.4(d) (including adjustment of the number of shares issued in payment of the Contingent Purchase Price) shall be applicable after that event and be as nearly equivalent as may be practicable.

    2.5 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stoel Rives LLP, in Portland, Oregon, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date").

    2.6 Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments and documents referred to in Section 7.1 below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments and documents referred to in Section 7.2 below, (iii) the Sellers will deliver to the Buyer original stock certificates representing all of their Company Shares, endorsed in blank or accompanied by duly executed assignment documents, in form acceptable to Buyer and its counsel, and (iv) the Buyer will deliver to the Sellers the consideration specified in Section 2.2 above.

3. Representations and Warranties of Sellers and Buyer.

    3.1 Representations and Warranties of the Sellers. Each Seller severally represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1).

      (a) Authorization of Transaction. Each Seller has full power and authority to execute and deliver this Agreement and to perform his obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. Neither Seller is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

      (b) Noncontravention. Except as set forth on Schedule 3.1(b), neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) result in a violation by any Seller of any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject or (B) result in a breach or violation by any Seller of, constitute a default by any Seller under, result in the acceleration against any Seller of, create in any party the right against any Seller to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is bound or to which any assets of any Seller are subject.

      (c) Brokers' Fees. Neither Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (d) Company Shares. The Sellers, and no other Person, hold of record and own beneficially the number of Company Shares set forth next to their names in Schedule 3.1(d), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase or other rights, contracts, commitments, equities, claims, and demands. Neither Seller is a party to, or aware of, any option, warrant, purchase or other right, or other contract or commitment that could require any Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Neither Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

      (e) Company Representations. Each of the Sellers confirms the accuracy and completeness of the Company's representations and warranties in Section 4 as if such representations and warranties were set forth in this Section 3.

    3.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

      (a) Organization of the Buyer. The Buyer is a corporation duly organized and validly existing under the laws of the State of Oregon.

      (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except filings under the Hart-Scott-Rodino Act, if applicable.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate in any material way any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject, or any provision of its articles of incorporation or bylaws, each as amended or (B) materially conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

      (d) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (e) Investment. The Buyer is knowledgeable about the industry in which the Company conducts its business, is an Accredited Investor and is not acquiring the Company Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act.

4. Representations and Warranties of the Company.

    For purposes of this Agreement, "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions would reasonably be expected to affect materially and adversely the business, results of operations, financial condition or prospects of a party, in each case including its Subsidiaries together with it taken as a whole. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (i) effects, changes, events, circumstances or conditions generally affecting the industry in which the Company operates or arising from changes in general business or economic conditions; (ii) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles, which affect generally entities such as the Company; and (iii) any effect resulting from compliance by the Company with the terms of this Agreement. For all purposes of Section 4 of this Agreement, a statement about the "Company" refers to the Company and all of its Subsidiaries jointly and refers to the Company and each of its Subsidiaries separately.

    The Company hereby represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete on the Closing Date, as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 4:

    4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is a California corporation. The Company has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and as proposed to be conducted, and to perform its obligations under any contracts by which it is bound. The Company is duly qualified or licensed to do business in California. The Company has delivered a true and correct copy of its Certificate or Articles of Incorporation and Bylaws, each as amended to date, to Buyer. Such Certificate or Articles of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate or Articles of Incorporation or Bylaws.

    4.2 Subsidiaries. The Company does not have any Subsidiaries or affiliated companies and does not otherwise own, directly or indirectly, any shares of capital stock or any equity, debt or similar interest in or any interest convertible, exchangeable or exercisable for any equity, debt or similar interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity, foreign or domestic. The Company has not agreed nor is the Company obligated to make or be bound by any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity.

    4.3 Capitalization.

      (a) The authorized capital stock of the Company consists of 100,000 shares of authorized Common Stock, no par value, of which 100,000 shares are issued and outstanding ("Company Common Stock"). The Company has not authorized or issued any other class or series of equity securities (other than Company Common Stock). The Company Common Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 3.1(d). No shares of Company Common Stock held by any shareholder are subject to a repurchase right in favor of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate or Articles of Incorporation or Bylaws of the Company, each as amended to date, or any agreement to which the Company is a party or by which it is bound. All issued and outstanding shares of Company Common Stock have been offered, sold and delivered by the Company in full compliance with applicable federal and state securities laws.

      (b) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into, any such subscription, option, warrant, equity security, call, right, commitment or agreement.

      (c) As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other similar agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company.

      (d) As a result of the transactions contemplated by this Agreement, Buyer will be the record and sole beneficial owner of all Company Shares and rights to acquire or receive Company Shares.

    4.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Company's Board of Directors has unanimously approved such transaction and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

    4.5 No Conflict. Except as set forth on Schedule 4.5, the execution, delivery and performance of this Agreement (and the other agreements contemplated by this Agreement) by the Company and the Sellers does not, and, as of the Closing Date, the consummation of the transactions contemplated hereby (and by the other agreements contemplated by this Agreement) (a) will not conflict with, contravene, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, refund, modification, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate or Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries, or (ii) except to the extent that such Conflict would not have a Material Adverse Effect, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, ruling, decree, statute, law, ordinance, rule or regulation applicable to the Company or its businesses, properties or assets; and (b) do not and will not result in the creation of any Lien against any property, asset or business of the Company.

    4.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (b) such other consents, waivers, authorizations, filings, approvals and registrations that are set forth on Schedule 4.6.

    4.7 Company Financial Statements. Schedule 4.7 sets forth true and correct copies of the Company's unaudited pro forma balance sheet as of the Closing Date (the "Company Financials"). The Company Financials are complete and correct in all material respects. Subject to usual and customary year-end accounting adjustments, the Company Financials present fairly in all material respects the financial condition and operating results of the Company as of the dates and during the periods indicated therein. The Company's unaudited pro forma balance sheet as of the Closing Date shall be referred to herein as the "Current Company Balance Sheet."

    4.8 No Undisclosed Liabilities. Except as set forth in Schedule 4.8 or for those undisclosed liabilities that will not have a Material Adverse Effect, the Company does not have, as of the date hereof, any liability, indebtedness or obligation of any type, whether accrued, absolute, contingent, matured, unmatured, known or unknown or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate, (a) has not been reflected in the Current Company Balance Sheet or (b) has not been set forth in a Disclosure Schedule.

    4.9 No Changes. Except as set forth in Schedule 4.9, since March 15, 2000 and through the date of this Agreement, there has not been, occurred or arisen any:

      (a) transaction by the Company except in the Ordinary Course of Business;

      (b) amendments or changes to the Certificate or Articles of Incorporation or Bylaws of the Company;

      (c) capital expenditure or capital commitment by the Company of $5,000 in any individual case or $25,000 in the aggregate (other than commitments to pay expenses incurred in connection with this transaction);

      (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

      (e) change in accounting methods, principles or practices (including any change in depreciation or amortization policies or rates) by the Company;

      (f)  revaluation by the Company of any of its material assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable;

      (g) declaration, setting aside or payment of a dividend or other distribution with respect to any Company Shares, or any direct or indirect redemption, purchase or other acquisition by the Company of any Company Shares;

      (h) split, combination or reclassification of any Company Shares;

      (i)  agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound, except as set forth in Schedule 4.9(i);

      (j)  sale, lease, license or other disposition of any of the assets or properties of the Company, or creation of any lien or security interest in such assets or properties except in the Ordinary Course of Business;

      (k) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others except for advances to employees for travel and business expenses in the Ordinary Course of Business;

      (l)  waiver or release of any right or claim of the Company, including any write-off or other compromise of any amount of any account receivable of the Company;

      (m) except as set forth in Schedule 4.14, (i) sale by the Company of any Company Intellectual Property (as defined in Section 4.14 below) or the entering into of any license agreement (other than end-user license agreements entered into by the Company in the Ordinary Course of Business), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any person or entity, (ii) the purchase or other acquisition of any Intellectual Property (as defined in Section 4.14 below) or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any person or entity or (iii) the change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Company;

      (n) issuance or sale by the Company of any Company Shares, or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing or any amendment of any existing equity arrangement; or

      (o) agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (n) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

    4.10 Taxes.

      (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

      (b) Tax Returns and Audits. Except as set forth in Schedule 4.10:

        (i)  The Company has prepared and filed on a timely basis all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

        (ii) The Company: (A) has paid or accrued all Taxes it is required to pay or accrue and (B) has withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

        (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax.

        (iv) No audit or other examination of any Return of the Company is presently in progress, nor is the Company aware of or has the Company been notified of any request for such an audit or other examination.

        (v) The Company has no liabilities for unpaid federal, state, local or foreign Taxes that have not been accrued or reserved against in the Company Financials, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Company Balance Sheet other than in the Ordinary Course of Business.

        (vi) The Company has provided to Buyer copies of all federal and state income and all state sales and use Returns for all periods since Company's organization.

        (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable as of such time.

        (viii) To the Company's knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of the Company.

        (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

        (x) There is no contract, agreement, plan or arrangement to which the Company is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 404 or 162(m) of the Code.

        (xi) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

        (xii) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement. The Company has not been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated income tax return.

        (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

        (xiv)  No adjustment or deficiency relating to any Return filed or required to be filed by the Company has been proposed formally or informally by any tax authority to the Company or any representative thereof, nor is the Company or any of its representatives, agents, employees, or advisors aware that any such proposal is being considered.

        (xv) The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code or any other transaction. No Company Shares have been distributed in a transaction satisfying the requirements of Section 355 of the Code.

    4.11 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

    4.12 Title to Properties; Absence of Liens and Encumbrances.

      (a) The Company does not own any real property, nor has it ever owned any real property. Schedule 4.12(a) sets forth a list of all real property currently leased by the Company and the name of each lessor. The Company has provided true and complete copies of all real property leases and amendments thereto to Buyer. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default, or to the Company's knowledge, any event which with notice or lapse of time, or both, would constitute a default. Except where such violation would not have a Material Adverse Effect, neither the operations of the Company on such real property nor such real property, including improvements thereon, violate any applicable building code, zoning requirement, or classification or pollution control ordinance or statute relating to the particular property or such operations, and such compliance is not dependent, in any instance, on so-called non-conforming use exceptions.

      (b) The Company has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financials or in Schedule 4.12(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially interfere with the present use, of the property subject thereto or affected thereby.

      (c) Except as set forth in Schedule 4.12(c), all facilities, machinery, equipment, fixtures, vehicles, and other properties owned, leased or used by the Company are (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear and reasonably fit and usable for the purposes for which they are being used, except where a failure to be in such condition would not have a Material Adverse Effect on the Company.

    4.13 Governmental Authorization. Schedule 4.13 accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (a) pursuant to which the Company currently operates or holds any interest in any of its properties or (b) which is required for the operation of its business or the holding of any such interest (collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets. To the Company's knowledge, the Company is in compliance in all material respects with the terms of the Company Authorizations except where the failure to comply would not have a Material Adverse Effect.

    4.14 Intellectual Property.

      (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

        (i)  "Technology" shall mean any or all of the following: (A) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (B) inventions (whether or not patentable), improvements and technology; (C) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (D) databases, data compilations and collections and technical data; (E) logos, trade names, trade dress, trademarks and service marks; (F) World Wide Web addresses, domain names and sites; (G) tools, methods and processes; and (H) all instances of the foregoing in any form and embodied in any media.

        (ii) "Intellectual Property Rights" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures ("Patents"); (B) all trade secrets and other rights in know-how and confidential or proprietary information; (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks"); (E) all industrial designs and any registrations and applications therefor throughout the world; (F) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (G) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (H) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

        (iii) "Company Intellectual Property" shall mean any Technology and Intellectual Property Rights including the Company Registered Intellectual Property Rights (as defined below) that are owned (in whole or in part) by the Company. For purposes of this Agreement, Company Intellectual Property includes any trademarks owned by Sellers, individually, and, for the avoidance of doubt, includes any and all intellectual property acquired pursuant to the Hixson Acquisition and the Technology Sale Agreement.

        (iv) "Registered Intellectual Property Rights" shall mean all United States, international and foreign: (A) Patents, including applications therefor; (B) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (C) Copyrights registrations and applications to register Copyrights; (D) Mask Work registrations and applications to register Mask Works; and (E) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

      (b) Schedule 4.14(b) lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the "Company Registered Intellectual Property Rights") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

      (c) Each registration of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. Except as set forth on Schedule 4.14(c), there are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. In each case in which the Company have acquired all rights, title and interest in, as opposed to the right to use, any Technology or Intellectual Property Right from any person, the Company or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights to the Company. Except as set forth on Schedule 4.14(c), the Company has not claimed a particular status, including "Small Business Status," in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

      (d) The Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Except as set forth on Schedule 4.14(d), without limiting the foregoing, the Company knows of no information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property Right and the Company has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

      (e) Each item of Company Intellectual Property is free and clear of any Liens except for non-exclusive licenses granted to end-user customers in the Ordinary Course of Business. The Company is the exclusive owner of all Company Intellectual Property subject only to non-exclusive licenses granted to distributors, resellers and end-users. Without limiting the foregoing, to the knowledge of the Company: (i) the Company is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of the Company, including the sale, licensing, distribution or provision of any products or services by the Company; and (ii) except as set forth on Schedule 4.14(e), the Company owns exclusively, and has good title to, all Copyrighted Works that are products of the Company or which the Company otherwise purports to own.

      (f)  Except as set forth in Schedule 4.14(f), all Company Intellectual Property will be fully transferable, alienable or licensable by Company and/or Buyer without restriction except that any such transfer, alienation or license shall be subject to non-exclusive licenses granted to end user customers in the Ordinary Course of Business of the Company prior to the closing of the transactions contemplated hereby and without payment of any kind to any third party other than royalties and fees payable in the Ordinary Course of Business of the Company prior to the closing of the transactions contemplated hereby.

      (g) To the extent that any Company Technology has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property Rights in such Technology by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

      (h) Except as set forth on Schedule 4.14(h) and with the exception of "shrink-wrap" or similar widely-available commercial end-user licenses, all Technology used in or necessary to the conduct of Company's business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

      (i)  All current and former employees of the Company and current and former consultants and contractors engaged by the Company have entered into a valid and binding written proprietary information confidentiality and assignment agreement with the Company sufficient to vest title in the Company of all Technology, including all accompanying Intellectual Property Rights, created by such employee in the scope of his or her employment with the Company.

      (j)  Except as set forth on Schedule 4.14(j), and with the exception of "shrink-wrap" or similar widely-available commercial end-user licenses, no person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights.

      (k) The Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other person.

      (l)  Other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses and outbound "shrink-wrap" licenses in the form set forth on Schedule 4.14(l), Schedule 4.14(l) lists all contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights. The Company is not in breach of nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

      (m) Schedule 4.14(m) lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

      (n) To the knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

      (o) To the knowledge of the Company, the operation of the business of the Company as it currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not and will not and will not when conducted by Buyer and/or Company (post-closing) in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

      (p) To the Company's knowledge, no person is infringing or misappropriating any Company Intellectual Property Right.

      (q) No Company Intellectual Property or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

      (r) No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or, to the Company's knowledge, otherwise violates in any material respect any law or regulation, except where such publication, distribution, conduct or statement would not have a Material Adverse Effect.

      (s) To the Company's knowledge, except as set forth on Schedule 4.14(s), and except for Technology or Intellectual Property subject to "shrink wrap" or similar widely available commercial end user licenses, the Company Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services.

      (t)  Except to the extent resulting from the continuation of contracts and licenses of the Company following the Closing on the terms applicable prior to the Closing, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer or Company (post-closing), by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) either Buyer's or the Company's granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Buyer's or the Company's being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company or Buyer, respectively, prior to the Closing.

      (u) The Company's products and services as marketed to the public on the Closing Date shall not fail to perform any function specified in the product specifications therefor, or otherwise be adversely affected in any material respect, solely as a result of the date change from December 31, 1999 to January 1, 2000, including without limitation, date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values which reflect the correct century. In addition, to the Company's knowledge, all of the products and services upon which the Company relies, either individually or in the aggregate, including, without limitation, information technology systems such as financial and order entry systems, non-information technology systems such as phones and facilities, third party licensed software and the products and services of the Company's customers, vendors and suppliers are designed to be used prior to, during, and after calendar year 2000 A.D., and such products and services will operate during each such time period without error relating to date data, including without limitation any error relating to, or the product of, date data that represents or references different centuries or more than one century.

    4.15 Product Warranties; Defects; Liabilities. Each Company product or service has been in all material respects in conformity with all applicable contractual commitments and all applicable express and implied warranties. The Company does not have any liability or obligation (and to the Company's knowledge, there is no current reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability or obligation) for replacement or repair thereof or other damages in connection therewith except liabilities or obligations incurred in the Ordinary Course of Business which do not have a Material Adverse Effect on the Company. Except as disclosed in Schedule 4.15, no Company product or service is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law. The Company has provided to Buyer a copy of the standard terms and conditions of sale, license or lease for each of the Company products and services and copies of the Company's standard forms of merchant agreements, portal agreements and professional services agreements.

    4.16 Agreements, Contracts and Commitments. As of the date hereof, except as set forth on Schedule 4.16(a), the Company does not have, is not a party to nor is it bound by:

      (a) any collective bargaining agreements;

      (b) any employment or consulting agreement, contract or commitment with any officer, director, employee or member of the Company's Board of Directors, other than those that are terminable by the Company without liability of financial obligation of the Company;

      (c) any employment or consulting agreement with an employee or individual consultant or salesperson or consulting or sales agreement, under which a firm or other organization provides services to the Company;

      (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

      (e) any fidelity or surety bond or completion bond;

      (f)  any lease of personal property having a value individually in excess of $5,000;

      (g) any agreement of indemnification or guaranty other than standard indemnification terms contained in contracts with resellers and distributors and licensees of the Company's products;

      (h) any agreement, contract or commitment containing any covenant limiting in any respect the right of Company to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

      (i)  any agreement relating to capital expenditures and involving future payments in excess of $5,000;

      (j)  any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company after the date of this Agreement of a material amount of assets not in the Ordinary Course of Business or pursuant to which the Company has any ownership interest in any corporation, partnership, joint venture or other business enterprise;

      (k) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (g) hereof;

      (l)  any purchase order or contract involving $5,000 or more;

      (m) any construction contracts;

      (n) any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant agreement;

      (o) any agreement pursuant to which the Company has granted or may be obligated to grant in the future, to any party a source-code license or option or other right to use or acquire source-code, including any agreements which provide for source code escrow arrangements;

      (p) any sales representative, original equipment manufacturer, value added, remarketer or other agreement for distribution of the Company's products or services or the products or services of any other person or entity;

      (q) any agreement pursuant to which the Company has advanced or loaned any amount to any shareholder of the Company or any director, officer, employee or consultant other than business travel advances in the ordinary course of business consistent with past practice;

      (r) any settlement agreement entered into since January 1, 1997 that provides for continuing obligations of the Company; or

      (s) any other agreement that involves $5,000 or more or is not cancelable without penalty within thirty (30) days.

Except as set forth on Schedule 4.16(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 4.16(a) or Schedule 4.14 (any such agreement, contract or commitment, a "Contract"). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 4.16(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

    4.17 Interested Party Transactions. No employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any contract with the Company. There are no receivables of the Company owing by any director, officer, employee or consultant to the Company (or any ancestor, sibling, descendant, or spouse of any such persons, or any trust, partnership or corporation in which any of such persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company's established employee reimbursement policies and consistent with past practice). None of the Company shareholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company.

    4.18 Compliance with Laws. The Company is in compliance with each order, judgment and decree, and to its knowledge, each law, rule and regulation, applicable to the Company or by which its properties are bound or affected, except to the extent such non-compliance will not have a Material Adverse Effect. To the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened against the Company, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company.

    4.19 Litigation. There is no action, suit or proceeding of any nature pending or to the Company's knowledge threatened against the Company, its properties or any of its officers, directors or employees (in their capacities as officers, directors or employees, as the case may be), nor, to the knowledge of the Company, is there any reasonable basis therefor. There is no investigation pending or, to the Company's knowledge, threatened against the Company, its properties or any of its officers, directors or employees (in their capacities as officers, directors or employees, as the case may be) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

    4.20 Insurance. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

    4.21 Minute Books. The minute books of the Company made available to Buyer and its counsel are the only minute books of the Company and contain an accurate summary of all meetings of directors (or committees thereof) and shareholders, in their respective capacities as such, or actions by written consent since the time of incorporation of the Company through the date hereof.

    4.22 Environmental Matters. Except where the failure would not have a Material Adverse Effect, the Company (a) has obtained all applicable and material permits, licenses and other authorizations that are required under Environmental Laws; (b) to the Company's knowledge, is in compliance with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (c) is not aware of and has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of any Environmental Claim with respect to the Company or any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law; (d) has not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by the Company, or at any other property, or exposed any employee or other individual to any Hazardous Materials or condition in such a manner as would result in any material liability or result in any corrective or remedial action obligation; and (e) has taken all actions necessary under Environmental Laws to register any products or materials required to be registered by the Company (or any of its agents) thereunder. To the Company's knowledge, no Hazardous Materials are present in, on or under (or, to the knowledge of the Company, in the vicinity of) any properties owned, leased or used at any time (including both land and improvements thereon) by the Company so as to give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws. For the purposes of this Section 4.22, "Environmental Claim" means any notice, claim, act, cause of action or investigation by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials or (b) any violation, or alleged violation, of any Environmental Laws. "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

    4.23 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    4.24 Employee Matters and Benefit Plans.

      (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 4.24(a)(i) below (such definition shall only apply to this Section 4.24), for purposes of this Agreement, the following terms shall have the meanings set forth below:

        (i)  "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

        (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

        (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or otherwise, funded or unfunded, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee (as defined below), or with respect to whether the Company has or may have any liability or obligation;

        (iv) "DOL" shall mean the United States Department of Labor.

        (v) "Employee" shall include any current, former or retired employee, officer, director or consultant of the Company or any Affiliate;

        (vi) "Employee Agreement" shall include each management, employment, indemnification, severance, termination, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

        (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

        (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

        (ix) "IRS" shall mean the Internal Revenue Service;

        (x) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

        (xi) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

      (b) Schedule. Schedule 4.24(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement nor does it have any intention or commitment to do any of the foregoing.

      (c) Documents. The Company has provided or made available to Buyer (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto, all related trust documents and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS, DOL or any other governmental agency with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, ERISA fidelity bonds, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices; (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries of for each Company Employee Plan; (xii) all discrimination tests for each Company Employee Plan for the most recent plan year; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

      (d) Employee Plan Compliance. Except as set forth on Schedule 4.24(d), (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation of any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is qualified and has received a favorable determination letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code required by the Tax

  Reform Act of 1986 and subsequent legislation, or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any retroactive amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 501(i) of ERISA or Section 4975 through 4980 of the Code.

      (e) Pension Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, and no Pension Plan is a "top-heavy plan" within the meaning of Section 416 of the Code.

      (f)  Multiemployer Plans. At no time has the Company or any Affiliate contributed to or been requested to contribute to any Multiemployer Plan.

      (g) No Post-Employment Obligations. Except as set forth in Schedule 4.24(g), no Company Employee Plan provides, or reflects or represents any liability to provide, life insurance, health or other employee benefits to any person upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) or any other person would be provided with life insurance, health or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

      (h) COBRA. Neither the Company nor any Affiliate has, prior to the Effective Time, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women's Healthcare Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996 or any similar provisions of state law applicable to its Employees.

      (i)  Effect of Transaction.

        (i)  Except as set forth on Schedule 4.24(i)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any current or future payment (whether of severance or termination pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, indemnification, increase in benefits or obligation to fund benefits with respect to any Employee.

        (ii) Except as set forth on Schedule 4.24(i)(ii), no payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee resulting from the transactions contemplated by this Agreement or otherwise will be characterized as a "parachute payment", within the meaning of Section 280G(b)(2) of the Code.

      (j)  Employment Matters. Schedule 4.24(j) lists all current officers, directors and employees of the Company as of the date hereof. The Company (i) to its knowledge, is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees (including any immigration laws with respect to the same); (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Schedule 4.24(j) also sets forth all outstanding offers of employment, whether written or oral, made to any employee or prospective employee, which offer has not been rejected by the offeree.

      (k) Labor. No work stoppage or labor strike against the Company is pending, or to the Company's knowledge, threatened. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 4.24(k), there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 4.24(k), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

      (l)  No Interference or Conflict. To the knowledge of the Company, no shareholder, officer, employee or consultant of the Company is obligated under any contract or agreement subject to any judgment, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

    4.25 Bank Accounts. Schedule 4.25 constitutes a full and complete list of all the bank accounts and safe deposit boxes of the Company, the number of each such account or box, and the names of the persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction or documentation as to withdrawal.

    4.26 Indemnification Obligations. The Company has no knowledge of any action, proceeding or other event pending or threatened against any officer or director of the Company that would give rise to any indemnification obligation of the Company to its officers and directors under its Certificate or Articles of Incorporation, Bylaws or any agreement between the Company and any of its officers or directors.

    4.27 Representations Complete. None of the representations or warranties made by the Company herein (as modified by any Disclosure Schedules), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, (to the extent that such documents were prepared by or include information provided by the Company), contains or will contain, on and as of the Closing Date, any untrue statement of a material fact, or omits or will omit, on and as of the Closing Date, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

    5.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

    5.2 Notices and Consents. The Sellers will cause the Company to give any notices to third parties, and will cause the Company to use its reasonable best efforts to obtain any third party consents, necessary or advisable in order to consummate the transaction contemplated hereby. Each of the Parties will (and the Sellers will cause the Company to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies necessary or advisable in order to consummate the transaction contemplated hereby. Without limiting the generality of the foregoing, each of the Parties will file (and the Sellers will cause the Company to file) any Notification and Report Forms and related material that he or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use reasonable best efforts to obtain (and the Sellers will cause the Company to use its reasonable best efforts to obtain) a waiver from the applicable waiting period, and will make (and the Sellers will cause the Company to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

    5.3 Operation of Business. The Sellers will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction (other than those contemplated by this Agreement) outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) grant any increase in the base compensation of the Sellers outside the Ordinary Course of Business.

    5.4 Access. The Sellers will permit, and the Sellers will cause each of the Company and Hixson to permit, representatives of the Buyer to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company or Hixson, to all premises, properties, books, records (including tax records), contracts, and documents of or pertaining to the Company or Hixson; provided, however, that the Buyer shall not directly or indirectly have any discussions, contact or communication of any type with any employee, agent, representative, franchisee or customer of the Company or Hixson without the Sellers' prior written consent in each specific instance. The Buyer will treat and hold as such any Confidential Information it receives from any of the Sellers, the Company or Hixson in the course of the reviews contemplated by this Section, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Sellers and the Company all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

    5.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 or 4 above.

    5.6 Exclusivity. The Sellers will not (and the Sellers will not cause or permit any of the Company to): (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

    5.7 Balance Sheet. On the day prior to the Closing Date, the Sellers shall deliver to the Buyer a draft of the Current Company Balance Sheet, which shall include a statement as to the amount of the Funded Debt and Working Capital, as determined by such balance sheet.

    5.8 Hixson Agreement-Technology Sale Agreement; Royalty Agreements. Sellers agree to cause the Company to acquire substantially all of the assets of Hixson, including it Auto-DOC and Auto-PILOT product lines (the "Hixson Acquisition"), immediately prior to the Closing, in accordance with the terms set forth in the Hixson Asset Purchase Agreement attached hereto as Exhibit A (the "Hixson Agreement"). In addition, pursuant to the Technology Sale Agreement, certain source code owned by Mr. Hartsell shall be transferred to the Company simultaneously with the Closing and pursuant to an Assignment of Trademark, certain trademarks owned by Sellers, shall be transferred to the Company prior to the Closing.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

    6.1 General. In case at any time after the Closing any further action is necessary to implement the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

    6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

    6.3 Access to Records and Files. After the Closing Date, the Buyer will retain and preserve for five years or for the applicable statute of limitations with respect to tax matters, if longer, and, on any Seller's request and cost, make available to the Sellers during normal business hours for any proper purpose, any records relating to the Company's business prior to Closing. Additionally, the Buyer will, and will cause the Company to, permit the Sellers to make copies and extracts therefrom and will provide originals to the Sellers where reasonably required for any lawful purpose. The Buyer will not, and will cause the Company not to, dispose of or destroy such records without first giving the Sellers prior notice and a reasonable opportunity, at the Sellers' expense, to segregate and remove any of such records as any Seller may select. Notwithstanding the foregoing, the Buyer waives, and shall cause the Company to waive, any and all rights with respect to the Attorney Records, which the Buyer agrees will belong to the Sellers.

    6.4 Sellers' Health and Welfare Benefits. The Buyer shall, and shall cause the Company to, maintain at a minimum the Company's current level of employee benefits as of the Closing Date, and the Buyer shall not, and shall cause the Company not to, adversely change, alter or modify in any way such employee benefits for six (6) months from the Closing Date without the Sellers' prior written consent.

    6.5 Company Operating Budget and Salaries. The Sellers acknowledge that the Company will become a product development Subsidiary of Buyer at the close of the transaction contemplated hereby. An initial draft of the budget for the Company's product development activities shall be submitted to Buyer prior to Closing. This budget shall cover expenses in the following areas:

  (a)
  salaries for technical and support staff;

  (b)
  technology seminars and conferences;

  (c)
  travel; and

  (d)
  technology and office supplies.

    6.6 Royalty Agreements. On or before April 30, 2000, Sellers shall cause all outstanding royalty agreements relating to Hixson to be settled or terminated.

    6.7 Non-Compete. Each Seller agrees that for a period of two years after the expiration of the term of Seller's Employment Agreement, or three years after the Closing Date, whichever is later, Seller shall not, directly or indirectly, within the United States, engage or participate or make any financial investments in, or become employed by, or act as an agent, consultant or principal of, or render advisory or other services to or for, any person, firm or corporation (other than Buyer) that is engaged, directly or indirectly, in the business of developing software for hand-held computers for use by physicians and other healthcare professionals which include those functionalities demonstrated to the Buyer on the PocketRx prototype, including without limitation, patient charting and billing and communicating and reporting among laboratories and pharmacies regarding patient information, or the business of developing, or selling end-user licenses of, software and hardware for hand-held and desktop computers for patient charting and health care reporting for chiropractors and similar medical practitioners (a "Competing Enterprise"). Nothing herein contained shall restrict Sellers from (a) engaging in the activities contemplated by the Stock Purchase Agreement, and (b) holding investments in not more than three percent of the voting securities of any Competing Enterprise whose stock is listed on a national securities exchange or is actively traded on the National Association of Securities Dealers Automated Quotation System, so long as in connection with such investments Sellers do not render services to a Competing Enterprise. Each Seller acknowledges that the chronologic, geographic and business restrictions set forth in this Section are reasonable in light of the competitive nature of the businesses of the Company and Buyer, and consents to the imposition thereof in order to induce Buyer to enter into this Agreement.

7. Conditions to Obligation to Close.

    7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

      (a) the representations and warranties set forth in Section 3.1 and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

      (b) the Company and the Sellers shall have performed and complied with all of their respective covenants under this Agreement in all material respects, including without limitation, all covenants relating to the Hixson Acquisition, through the Closing;

      (c) the Sellers shall have delivered to the Buyer an Officer's Certificate to the effect that each of the conditions specified above in Section 7.1(a) and (b) is satisfied in all respects;

      (d) the Company shall have procured any consents necessary for the consummation of the transactions set forth herein;

      (e) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Company Shares and to control the Company, or (D) affect materially and adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

      (f)  all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, the Company shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4.6 above;

      (g) the Buyer shall have received the resignation(s) of all of the directors of the Company;

      (h) the Buyer shall have received from counsel to the Sellers an opinion in form and substance as set forth in Exhibit B-1 attached hereto, addressed to the Buyer, and dated as of the Closing Date;

      (i)  the Hixson Agreement and the Technology Sale Agreement shall have been fully executed and delivered to Buyer, together with any and all documents relating thereto, and the transactions contemplated in such Agreements shall have been fully consummated.

      (j)  all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

    7.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

      (a) the representations and warranties set forth in Section 3.2 above shall be true and correct in all material respects at and as of the Closing Date;

      (b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

      (c) the Buyer shall have delivered to the Sellers an Officer's Certificate to the effect that each of the conditions specified above in Section 7.2(a) and (b) is satisfied in all respects;

      (d) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

      (e) Sellers shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit B-2 attached hereto, addressed to Sellers, and dated as of the Closing Date;

      (f)  each of the Sellers shall have received from the Buyer an executed Employment Agreement in the form or substantially in the form of the attached as Exhibit C.

      (g) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing.

8. Remedies for Breaches of this Agreement.

    8.1 Survival of Representations and Warranties. All of the representations and warranties of the Sellers and of the Company contained in this Agreement shall survive the Closing hereunder (unless the Buyer knew of any misrepresentation or breach of warranty at the time of Closing) and shall continue in full force and effect for one year thereafter; provided, however, that (i) the representations and warranties of the Sellers and the Company contained in Sections 3.1(d) and 4.3 shall survive the Closing and shall continue in full force and effect until the expiration of any applicable statute of limitations; and (ii) the representations and warranties of the Sellers and the Company contained in Section 4.14 shall survive the Closing and shall continue in full force and effect for two years thereafter.

    8.2 Indemnification Provisions for Benefit of the Buyer.

      (a) In the event that: (i) the Sellers and/or the Company breach any of their representations, warranties, or covenants contained in this Agreement, or (ii) any Adverse Consequence is suffered by the Buyer or the Company as a result of any current or pending litigation disclosed on the schedules to the Hixson Agreement, or (iii) any party other than the Company breaches any representation, warranty or covenant contained in the Hixson Agreement or the Technology Sale Agreement, then the Sellers agree jointly and severally to indemnify the Buyer from and against any Adverse Consequences the Buyer or its affiliates may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer or its affiliates may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (A)  the Sellers shall not have any obligation to indemnify the Buyer (x) from and against any Adverse Consequences amounting to less than $5,000 arising from a single breach or (y) until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of $25,000 in the aggregate (after which point the Sellers will be obligated to indemnify the Buyer for all of the Adverse Consequences without regard to such threshold), (B) the Sellers' maximum obligation to indemnify the Buyer from and against Adverse Consequences pursuant to this Agreement shall not exceed $7,000,000 and (C) the Sellers shall have no indemnity obligation related to any claim for indemnification that is not made by the Buyer to the Sellers in writing within one year of the Closing Date or, with respect to an indemnity claim arising from a breach of the representations and warranties in Section 3.1(d), 4.3 or 4.14, within the applicable survival period described in Section 8.1.

      (b) Subject to the terms of the Escrow Agreement, the Holdback shall be available to Buyer and its affiliates in payment of any claim for indemnification under this Section 8.2.

    8.3 Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations, warranties, or covenants contained in this Agreement, then the Buyer agrees to indemnify the Sellers from and against the entirety of any Adverse Consequences any Seller may suffer, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach thereof on and after the Closing Date. The Buyer agrees to indemnify and reimburse the Sellers for all Adverse Consequences any Seller may suffer arising out of or relating to any liability or obligation of the Company reflected on the Financial Statements or assumed by the Buyer or the Company (other than liabilities or obligations which the Company failed to disclose in breach of its obligations under this Agreement) under this Agreement whether arising out of nonpayment or otherwise.

    8.4 Matters Involving Third Parties.

      (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

      (b) Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

      (c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

      (d) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with Section 8.4(b) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

    8.5 Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax consequences, insurance coverage, rate adjustments, indemnification agreements, and similar arrangements and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. The Buyer shall cause the Company to make reasonable efforts to enforce the indemnity provisions in the Hixson Agreement and the Technology Sale Agreement to mitigate any Adverse Consequences related to any claim for indemnity under this Agreement. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

    8.6 Exclusive Remedy. The Buyer acknowledges and agrees that the foregoing indemnification provisions in this Section 8 shall be the sole and exclusive remedy of the Buyer for any inaccuracy or breach of the representations, warranties, or covenants in this Agreement of any Seller or the Company.

9. Cooperation on Tax Matters.

    9.1 Pre-Closing Returns. Consistent with the Company's past elections and methods, Buyer shall prepare or cause to be prepared and file or cause to be filed any and all Tax Returns for the Company for all periods (i) ending on or before the Closing Date that are filed after the Closing Date (other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of any Seller will include the operations of the Company) and (ii) beginning before the Closing Date and ending after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers.

    9.2 Post-Closing Returns. Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns filed after the Closing Date and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

    9.3 Government Certificates. Buyer and the Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

    9.4 Section 6043 Reports. Buyer and the Sellers further agree, upon request, to provide the other Parties with all information that any Party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

10. Termination.

    10.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

      (a) the Buyer and all of the Sellers, as a group, may terminate this Agreement by mutual written consent at any time prior to the Closing;

      (b) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event the Company and/or the Sellers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 30, 2000, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

      (c) the Sellers, as a group, may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the

  Sellers have notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 30, 2000, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

    10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5.4 above shall survive termination.

11. Miscellaneous.

    11.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers.

    11.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

    11.3 Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

    11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the Buyer and the Sellers.

    11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    11.6 Headings. The sections headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    11.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers:	Bryan D. Hixson Harold Hartsell 3528 El Camino Real Atascadero, California 93422 Tel: (800) 884-8268 Fax: (805) 460-1928
Copy to:	Sinsheimer, Schiebelhut & Baggett Attention: M. Suzanne Fryer PO Box 31 1010 Peach Street San Luis Obispo, California 93506/93401 Tel: (805) 541-2800 Fax: (805) 541-2802

If to the Buyer:	MedicaLogic, Inc. Attention: Annie Masullo, General Counsel 101 Green Street (@ Battery) San Francisco, CA 94111 Tel: (415) 678-3203 Fax: (415) 678-3300
Copy to:	Stoel Rives LLP Attention: Todd A. Bauman, Esq. 900 SW Fifth Avenue, Suite 2600 Portland, Oregon 97204-1268 Tel: (503) 294-9812 Fax: (503) 220-2480

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

    11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

    11.9 Dispute Resolution. If a dispute arises from or relates to this Agreement or the breach of this Agreement and if such dispute cannot be settled through direct discussions, the Parties agree to first endeavor to settle the dispute in an amicable manner by mediation to be held in San Francisco, California under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration. Thereafter, any unresolved controversy or claim arising from or relating to this Agreement, or breach of this Agreement, shall be settled by arbitration to be held in San Francisco, California. The arbitration will be governed by the Commercial Arbitration Rules of the American Arbitration Association, and the Parties shall be allowed discovery in accordance with the Federal Rules of Civil Procedure. In addition, in the event of a dispute between the Parties, Buyer agrees to provide Sellers with access to the Company's books and records or any of Buyer's books and records relating to the Company. If Buyer and the Sellers cannot jointly select a single arbitrator to determine the matter, one arbitrator shall be chosen by each of Buyer and the Sellers (or, if a party fails to make a choice, by the American Arbitration Association on behalf of such party) and the two arbitrators so chosen will select a third. The decision of the single arbitrator jointly selected by Buyer and the Sellers, or, if three arbitrators are selected, the decision of any two of them, will be final and binding on the parties and the judgment of a court of competent jurisdiction may be entered on such decision. Fees of the arbitrators and costs of arbitration shall be borne by Buyer and the Sellers in such manner as shall be determined by the arbitrator or arbitrators. The arbitrators shall prepare and provide to the parties a written decision on all matters subject to the arbitration, including factual findings and the reasons that form the basis of the arbitrators' decision. The arbitrator(s) shall not have the power to commit errors of law or legal reasoning, and the award of the arbitrator(s) shall be vacated or corrected for any such error or any other grounds specified in Code of Civil Procedure section 1286.2 or section 1286.6. The award of the arbitrators shall be mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration proceedings shall be reported by a certified shorthand court reporter. Written transcripts of the proceedings shall be prepared and made available to the parties.

    11.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Sellers and the Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    11.12 Expenses. Except for expenses and filing fees arising under or relating to the filings made under the Hart-Scott-Rodino Act, which the Buyer will incur, each of the Parties will bear its or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that, after the date of this Agreement, the Company will bear any of the Sellers' costs and expenses (including any of its legal fees and expenses) incurred in connection with this Agreement or any of the transactions contemplated by this Agreement.

    11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

    11.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.

    [Signature page follows]

    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth in the preface to this Agreement.

MEDICALOGIC, INC., an Oregon corporation
By:	Name: Title:
ANYWHEREMD.COM, INC., a California corporation
By:	Name: Title:
SELLERS:
Bryan D. Hixson
Harold Hartsell

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STOCK PURCHASE AGREEMENT